Exhibit 99.8

CONSENT OF DAVID DIETZLER

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Columbia Banking System, Inc. (“Columbia”), and any amendments thereto, as a person who is about to become a director on Columbia’s Board of Directors following the completion of the merger (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ David Dietzler
Name:	David Dietzler
Date:	January 29, 2013